Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fifth Amended and Restated Credit Agreement (the “Agreement”) is entered into as of 13th day of April, 2018 between FIRST MID-ILLINOIS BANCSHARES, INC., a Delaware corporation (the “Borrower”), and THE NORTHERN TRUST COMPANY, an Illinois banking corporation (the “Lender”).

The Borrower and the Lender entered into that certain Fourth Amended and Restated Credit Agreement, dated as of September 7, 2016 (the “Original Agreement”), to provide the Borrower with two credit facilities in the aggregate principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000) consisting of: (a) a term loan (the “Term Loan”) in the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) (the “Term Loan Commitment”); and (b) a revolving loan (the “Revolving Loan”) in the principal amount of up to TEN MILLION DOLLARS ($10,000,000) (the “Revolving Loan Commitment”). The Term Loan and the Revolving Loan may be referred to collectively as the “Loans.”

The Borrower and the Lender entered into that certain First Amendment to Fourth Amended and Restated Credit Agreement, dated as of April 14, 2017 to extend the maturity date of the Revolving Loan to April 13, 2018.

The Borrower and the Lender have agreed to enter into this Fifth Amended and Restated Credit Agreement to extend the maturity date of the Revolving Loan to April 12, 2019, and to make certain other amendments to the Original Agreement, as amended, as set forth herein.

1.	DEFINITIONS.

1.1.    General. As used herein:

(a)“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

(b)“Business Day” means a day on which the Lender is open at its main office for the purpose of conducting a commercial banking business and is not authorized to close, and in the case of a Business Day which relates to a LIBOR Loan, a day for which a LIBOR Publisher publishes rates for deposits in dollars in London corresponding to selected (or deemed selected) Interest Periods.

(c)“Closing Date” means September 7, 2016.

(d)“Collateral” has the meaning ascribed to such term in the Pledge Agreement.

(e)“Control Agreement” means that certain Securities Account Control Agreement dated as of September 7, 2016, among the Borrower, the Lender and First Tennessee Bank, N.A., as the Intermediary (as amended, restated, supplemented or modified from time to time).

(f)“Event of Default” has the meaning given such term in Section 8.1.

(g)“FDIC” means the Federal Deposit Insurance Corporation and any successor thereof.

(h)“Federal Funds Rate” means the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System only, arranged by Federal funds brokers. The Federal Funds Rate will be determined by the Lender on the basis of reports by Federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities, provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate will be determined on the basis of any other source reasonably selected by the Lender. The Federal Funds Rate applicable each day will be the Federal Funds Rate reported as applicable to Federal Funds transactions on that date. In the case of Saturday, Sunday or legal holiday, the Federal Funds Rate will be the rate applicable to Federal funds transactions on the immediately preceding day for which the Federal Funds Rate is reported.

(i)“Federal Funds-Based Rate” has the meaning ascribed to such term in Section 3.1(a)(ii)(B).

(j)“Guarantor” means any person or entity, or any persons or entities severally, now or hereafter guarantying payment or collection of all or any part of the Loans or any other liabilities owed by the Borrower to the Lender.

(k)“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Borrower, as the case may be, provided that:
(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)The Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Revolving Loan Maturity Date; and

(iv)The Borrower may not select any Interest Period for any portion of the Term Loan if, after giving effect to such selection, the aggregate principal amount the Term Loan having an Interest Period ending after any date on which an installment of the Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan scheduled to be outstanding after giving effect to such repayment.

(l)“LIBOR-Based Rate” has the meaning ascribed to such term in Section 3.1(b)(ii)(C).

(m)“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

(n)“LIBOR Publisher” means ICE Benchmark Administration Limited or another source selected by the Lender and reasonably believed by the Lender to be widely used by commercial lenders to determine the London Interbank Offered Rate.

(o)“LIBOR Rate” means that periodically fixed rate of interest per year for deposits with maturity periods of one, two or three months (which periods the Borrower shall select subject to the terms stated herein) in United States dollars offered to the Lender in or through the London interbank market, as determined by the Lender in accord with its customary practices based on information supplied directly or indirectly by a LIBOR Publisher (provided that if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), for or as of the borrowing, maintenance or conversion date requested by Borrower, divided by one minus any applicable reserve requirement (expressed as a decimal) under regulations issued from time to time by the Federal Reserve Board on Eurodollar deposits of the same amount and maturity. As to days which are not Business Days, the Lender will determine and apply a rate in accord with its customary practices based on information supplied directly or indirectly as of a recent or subsequent date by a LIBOR Publisher (provided that if any such supplied rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement). The Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

(p) “Loan Documents” means those documents and instruments (including, without limitation, all agreements, instruments and documents, including, without limitation, hedging agreements, guaranties, mortgages, deeds of trust, pledges (including the Pledge Agreement), powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of the Borrower in connection with this Agreement and the Loans) entered into or delivered in connection with or relating to the Loans.

(q)“Net Chargeoffs” means for any period of four consecutive fiscal quarters, the consolidated total of gross loan charges for such period net of recoveries made during such period.

(r)“Notes” means the Revolving Note and the Term Note, collectively.

(s)“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

(t)“Pledge Agreement” means that certain Pledge Agreement dated as of September 7, 2016, between the Borrower and the Lender (as amended as of the date hereof, and as may be further amended, restated, supplemented or modified from time to time), pursuant to which the Collateral is pledged to the Lender.

(u)“Prime Rate” means that rate of interest announced from time to time by the Lender called its prime rate, which rate may not at any time be the lowest rate charged by the Lender. If such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Changes in the rate of interest on the Loans resulting from a change in the Prime Rate will take effect on the date set forth in each announcement of a change in the Prime Rate. Notwithstanding the foregoing or any other provision hereof or of any Related Document, in no event shall the interest rate hereunder exceed the maximum interest rate allowed under applicable law.

(v)“Prohibited Person” means: (i) a person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a person with whom the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or at any other official publication of such list; and (vi) a person who is owned or controlled by a person listed in clause (iii) or (v).

(w)“Related Party” means any Guarantor, any Subsidiary, and to the extent applicable, any general or limited partner, controlling shareholder, joint venturer, member or manager, of the Borrower.

(x)“Revolving Loan” has the meaning ascribed to such term in the recitals hereto.

(y)“Revolving Loan Commitment” has the meaning ascribed to such term in the recitals hereto.

(z)“Revolving Loan Maturity Date” means April 12, 2019, or such earlier date, pursuant to Section 8.2 of this Agreement.

(aa)“Revolving Note” means a promissory note, in the form attached as Exhibit A hereto in the principal amount of the Revolving Loan Commitment, as amended, restated, supplemented or modified from time to time and each note delivered in substitution or exchange for such note.

(bb)     “Risk-Weighted Assets” means at any date the sum of total risk-weighted balance sheet assets and the total of risk-weighted off-balance sheet credit equivalent amounts as determined under the capital formula currently used at the time of determination by the Federal Reserve Board, FDIC or other primary federal regulator.

(cc)    “Senior Debt” means any indebtedness of the Borrower for money borrowed, but does not include any subordinated indebtedness of the Borrower, any indebtedness incurred in connection with the issuance of trust preferred securities or any indebtedness of any of the Borrower’s subsidiaries.

(dd)     “Subsidiary” means any corporation, partnership, joint venture, trust, or other legal entity of which the Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which the Borrower has effective control, by contract or otherwise. The term Subsidiary includes each Subsidiary Bank unless stated otherwise explicitly.

(ee)    “Subsidiary Bank” means each Subsidiary which is a bank.

(ff)    “Term Loan” has the meaning ascribed to such term in the recitals hereto.

(gg)    “Term Loan Commitment” has the meaning ascribed to such term in the recitals hereto.

(hh)    “Term Loan Maturity Date” means September 7, 2020, or such earlier date, pursuant to Section 8.2 of this Agreement.

(ii)    “Term Note” means that certain promissory note, dated as of September 7, 2016, in the principal amount of the Term Loan Commitment, as may be amended, restated, supplemented or modified from time to time and each note delivered in substitution or exchange for such note. The parties agree that the reference in the Term Note to the “Fourth Amended and Restated Credit Agreement” shall be deemed to be a reference to this Agreement, as may be amended, restated, supplemented or modified from time to time.

(jj)    “Tier 1 Capital” shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the Federal Reserve Board, FDIC or other primary federal regulator at the time of determination.

(kk)    “Total Capital” shall have the definition provided in, and shall be determined in accordance with, the rules, regulations, guidance and instructions of the Federal Reserve Board, FDIC or other primary federal regulator at the time of determination.

(ll)    “Tier 1 Leverage Ratio” means the ratio of tier 1 capital to average assets within the meaning set forth under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower and the Subsidiary Bank, as the case may be, or if such regulations are amended hereafter to define such ratio more restrictively then as set forth in such later definition.

(mm)    “Tier 1 Risk-Based Capital Ratio” means the ratio of tier 1 capital to total risk weighted assets within the meaning set forth under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower and the Subsidiary Bank, as the case may be, or if such regulations are amended hereafter to define such ratio more restrictively then as set forth in such later definition.

(nn)    “Total Risk-Based Capital Ratio” means the ratio of total risk based capital to total risk weighted assets within the meaning set forth under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower and the Subsidiary Bank, as the case may be, or if such regulations are amended hereafter to define such ratio more restrictively then as set forth in such later definition.

(oo)    “Unmatured Event of Default” means an event or condition which would become an Event of Default with notice or the passage of time or both.

Unless otherwise specifically provided herein, all accounting terms have the meanings given to them by generally accepted accounting principles, as in effect from time to time, and will be applied, and all reports required by this Agreement will be prepared, in a manner consistent with generally accepted accounting principles, as in effect from time to time.
1.2.        Applicability of Subsidiary References. Terms pertaining to any Subsidiary apply only during such times as the Borrower has any Subsidiary.

2.LOANS.

2.1.    Revolving Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make loans to the Borrower, from time to time from the date of this Agreement through the Revolving Loan Maturity Date, at such times and in such amounts, not to exceed the Revolving Loan Commitment at any one time outstanding, as the Borrower may request (each a “Revolving Loan” and collectively, the “Revolving Loans”).

During such periods the Borrower may borrow, repay and reborrow under this Agreement. Each Loan will be in the amount of at least $100,000 or, the remaining unused amount of the Revolving Loan Commitment if less than $100,000. The Borrower agrees not to permit the outstanding principal balance of Loans to exceed the Revolving Loan Commitment at any time.

As of the date of this Agreement, any principal amount outstanding from the Lender to the Borrower under the original Agreement is deemed to be a Loan outstanding under this Agreement, and is subject to the terms and conditions contained in this Agreement.

2.2.    Term Loan. Subject to the terms and conditions of this Agreement, the Lender made a loan to the Borrower on the Closing Date in the amount of the Term Loan Commitment. The commitment of the Lender to make the Term Loan expired concurrently with the making of the Term Loan on the Closing Date.

2.3.    Credit Notes. The Revolving Loan shall be evidenced by the Revolving Note substantially in the form of Exhibit A, dated the date of this Agreement, payable to the order of the Lender in the principal amount of the Revolving Loan Commitment. The Term Loan shall be evidenced by that certain Term Note, dated as of September 7, 2016, payable to the order of the Lender in the principal amount of the Term Loan Commitment. The Lender may at any time and from time to time at the Lender's sole option attach a schedule (grid) to any Note and endorse thereon notations with respect to each Loan specifying the date and principal amount thereof, the Interest Period (if applicable), the applicable interest rate and rate option, and the date and amount of each payment of principal and interest made by the Borrower with respect to each such Loan. The Lender's endorsements as well as its records relating to Loans will be rebuttably presumptive evidence of the outstanding principal and interest on the Loans, and, in the event of inconsistency, will prevail over any records of the Borrower and any written confirmations of Loans given by the Borrower. The principal of the Revolving Note and the Term Note, plus any other amounts due and payable under the Revolving Note and the Term Note, respectively, shall be paid on or before the Revolving Loan Maturity Date and the Term Loan Maturity Date, respectively.

The Revolving Note shall replace the previously existing note made by the Borrower for the benefit of the Lender, dated April 14, 2017. Upon the execution of the Revolving Note and its delivery to the Lender, the Lender will destroy the note existing immediately prior to the execution of this Agreement and all of the Lender’s rights under the destroyed note shall thereafter be represented by the Revolving Note.

3.	INTEREST AND FEES.

3.1.     Interest Rate.

(a)Revolving Loans.

(i)The Borrower agrees to pay interest on the unpaid principal amount of the Revolving Loan from time to time outstanding under this Agreement at the following rates per year:

(ii)before maturity of any Revolving Loan, whether by acceleration or otherwise, at the option of the Borrower, subject to the terms hereof at a rate equal to:

(A)The Prime Rate; or

(B)The “Federal Funds-Based Rate”, which means the Federal Funds Rate plus 2.25%.

(b)Term Loan.

(i)The Borrower agrees to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding under this Agreement at the following rates per year:

(ii)before maturity of the Term Loan, whether by acceleration or otherwise, at the option of the Borrower, subject to the terms hereof at a rate equal to:

(A)the Prime Rate;

(B)the “Federal Funds-Based Rate,” which means the Federal Funds Rate plus 2.25%; or

(C)the “LIBOR-Based Rate,” which means the LIBOR Rate plus 2.25%.

(c)Notwithstanding the foregoing, upon written notice from the Lender to the Borrower if an Event of Default has occurred and is continuing, or after the maturity of any Loan, whether by acceleration or otherwise, each Loan will bear interest until paid at a rate equal to 2% in addition to the rate in effect immediately prior to maturity (but not less than the Prime Rate in effect at maturity).

3.2.    Rate Selection.
(a)    Revolving Loans.

(i)The Borrower will select and change its selection of the interest rate as among the Federal Funds-Based Rate and the Prime Rate, to apply to at least $100,000 of principal and in integral multiples of $100,000 thereafter of any Revolving Loan, subject to the requirements contained in this Agreement:

(ii)At the time any Revolving Loan is made; and

(iii)At any time for the outstanding principal balance of any Revolving Loan currently bearing interest at the Prime Rate or the Federal Funds-Based Rate.

(b)     Term Loan. The Borrower shall select and change its selection of the interest rate as among the Prime-Based Rate, the LIBOR-Based Rate and the Federal Funds-Based Rate to apply to at least $100,000 of principal and in integral multiples of $100,000 thereafter, subject to the conditions of this Agreement and to the requirements herein stated:

(i)     At the time any Loan is made;

(ii)    At the expiration of the particular Interest Period selected for outstanding principal currently bearing interest at the LIBOR-Based Rate; and

(iii)     At any time for outstanding principal currently bearing interest at the Prime-Based Rate or the Federal Funds-Based Rate.

3.3.    Initial Rate, Rate Changes and Notifications.

(a)    Federal Funds-Based and Prime Rate. If the Borrower wishes to borrow funds at the Federal Funds-Based Rate or Prime Rate or to change the rate of interest on any Loan or any portion of a Loan, subject to the terms and conditions of this Agreement, to the Federal Funds-Based Rate or Prime Rate, it will, at or before l1:00 A.M., Chicago time, on the date such borrowing or change is to take effect, which will be a Business Day, give written or telephonic notice thereof, which is irrevocable. Borrowings and changes requested after such time may not be available until the next Business Day. Each such notice shall be effective upon receipt, and shall specify the date, amount and type of borrowing. Subject to the other terms and conditions hereof, both the Prime-Based Rate and Federal Funds-Based Rate are subject to change on a daily basis.

(b)    LIBOR-Based Rate. If the Borrower wishes to borrow funds under the Term Loan at the LIBOR-Based Rate or to change the rate of interest on the Term Loan or any portion of the Term Loan, subject to the terms and conditions of this Agreement, to the LIBOR-Based Rate, it will, at or before l1:00 A.M., Chicago time, on the date that is at least three (3) Business Days prior to such borrowing or change is to take effect, which will be a Business Day, give written or telephonic notice thereof, which is irrevocable. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and the Interest Period therefor (but not to extend beyond the Scheduled Maturity Date unless the Lender consents otherwise). Subject to the other terms and conditions hereof, the LIBOR-Based Rate as selected for any principal shall remain fixed for the particular Interest Period.

(c)    Failure to Notify. If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to convert such LIBOR Loans into the Prime Rate effective on the last day of such Interest Period. If the Borrower does not notify the Lender as to its selection of the interest rate option with respect to any new Loan, the Borrower is deemed to have elected to have such Loan accrue interest at the Prime Rate.

(d)Event of Default. Notwithstanding any other provision hereof, if an Event of Default has occurred and is continuing, the Borrower may not: (i) borrow funds at the LIBOR-Based Rate or the Federal Funds-Based Rate; (ii) change the interest rate on outstanding principal to the LIBOR-Based Rate or the Federal Funds-Based Rate; (iii) maintain principal outstanding at the Federal Funds-Based Rate (such principal shall, upon written notice from the Lender to the Borrower, bear interest at the Prime-Based Rate, plus 2% per year as provided in Section 3.1(c)); or (D) maintain principal outstanding at the LIBOR-Based Rate after the end of any applicable current Interest Period (such principal shall, upon written notice from the Lender to the Borrower, bear interest at the Prime-Based Rate, plus 2% per year as provided in Section 3.1(c)).

3.4.    Interest Payment Dates. Accrued interest will be paid in respect of each portion of principal (a) to which the Federal Funds-Based Rate applies on the last day of each month, beginning with the first such date to occur after the date of the first Loan, at maturity, and upon payment in full, whichever is the earlier or more frequent; (b) to which the Prime Rate applies on the last day of each March, June, September and December of each year, beginning with the first such date to occur after the date of the first Loan, at maturity, and upon payment in full, whichever is earlier or more frequent;

and (c) to which the LIBOR-Based Rate applies, on the last day of each Interest Period relating to such Loan, at maturity, and upon payment in full, whichever is the earlier or more frequent. After maturity, interest will be payable upon demand.

3.5.    Taxes. All payments of principal and interest shall be made free and clear of and without deduction or withholding for any taxes unless required by law. If any such deduction or withholding is payable, other than with respect to income taxes imposed by the United States or any state thereof on the income of the Lender, Borrower will pay to the Lender additional amounts as shall be necessary to enable Lender to receive the same net amount that it would have received had no such taxes been imposed.

3.6.    Additional Provisions with Respect to Federal Funds-Based Rate Loans. The selection by the Borrower of the Federal Funds-Based Rate and the maintenance of Loans at such rate is subject to the following additional terms and conditions:

(a)    Availability of Deposits at a Determinable Rate. If, after the Borrower has elected to borrow or maintain any Loan at the Federal Funds-Based Rate, the Lender notifies the Borrower that:
(i)United States dollar deposits in the amount and for the maturity requested are not available to the Lender; or
(ii)Reasonable means do not exist for the Lender to determine the Federal Funds-Based Rate for the amount and maturity requested;

all as determined by the Lender in its sole discretion, then the principal subject to the Federal Funds-Based Rate will accrue interest at the Prime Rate.
(b)    Prohibition of Making, Maintaining, or Repayment of Principal at the Federal Funds-Based Rate. If any treaty, statute, regulation, interpretation thereof, or any directive, guideline by a central bank or fiscal authority (whether or not having the force of law) will either prohibit or extend the time at which any principal subject to the Federal Funds-Based Rate may be purchased, maintained, or repaid, then on and as of the date the prohibition becomes effective, the principal subject to that prohibition will accrue interest at the Prime Rate.

3.7.    Additional Provisions with Respect to LIBOR Loans.

(a)    Increased Costs.

(i)    If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender as LIBOR Loans under this Agreement; or (ii) shall impose on the Lender any other condition affecting its LIBOR Loans, its Note(s) or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) the Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under its Note(s) with respect thereto, then upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction.

(ii)    If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, in each case after the date hereof, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations hereunder to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction.

The Borrower shall not be required to compensate the Lender under any provision of this Section 3.7(a) for any increased costs incurred, or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the occurrence giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor.

(b)    Basis for Determining Interest Rate Inadequate or Unfair. If:

(i)    The Lender determines (which determination shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(ii)    the LIBOR Rate as determined by the Lender will not adequately and fairly reflect the cost to the Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Lender materially affects such Loans;

then (i) the Lender shall not be under any obligation to make LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Prime Rate Loan.
(c)    Changes in Law Rendering LIBOR Loans Unlawful. If, after the date hereof, any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Lender cause a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Loans, then (a) the Lender shall have no obligation to make a LIBOR Loan, and (b) on the last day of the current Interest Period for each LIBOR Loan of the Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Prime Rate Loan.

(d)    Funding Losses. The Borrower hereby agrees that upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, the Borrower will indemnify the Lender against any net loss or expense which the Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain any LIBOR Loan), as reasonably determined by the Lender, as a result of (a) any payment, prepayment or conversion (for any reason) of any LIBOR Loan of the Lender on a date other than the last day of an Interest Period for such Loan or (b) any failure of the Borrower to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Lender pursuant to this Agreement shall be deemed to be irrevocable.

(e)Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Lender pursuant to this Section shall be conclusive absent manifest error. The provisions of this Section shall survive repayment of the Loans, cancellation of any Note(s) and termination of this Agreement.

3.8.    Basis of Computation. Interest will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid.

3.9.    LIBOR. The applicable LIBOR Rate for each Interest Period shall be determined by the Lender, and notice thereof shall be given by the Lender promptly to the Borrower. Each determination of the applicable LIBOR Rate by the Lender shall be conclusive and binding upon the parties hereto, in the absence of manifest error. The Lender shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computations used by the Lender in determining any applicable LIBOR Rate hereunder.

3.10.    Revolving Loan Commitment Fee; Reduction of Revolving Loan Commitment. The Borrower agrees to pay the Lender a commitment fee (the “Revolving Loan Commitment Fee”) of .30% per year on the average daily unused amount of the Revolving Loan Commitment. The

Revolving Loan Commitment Fee will commence to accrue on the date of this Agreement and will be paid on the last day of each March, June, September and December in each year, beginning with the first such date to occur after the date of this Agreement, on the Revolving Loan Maturity Date and upon payment in full. At any time or from time to time, upon at least ten days prior written notice, which is irrevocable, the Borrower may reduce the Revolving Loan Commitment in the amount of at least $1,000,000 or in full. Upon any such reduction of any part of the unused Revolving Loan Commitment, the Revolving Loan Commitment Fee on the part reduced will be paid in full as of the date of such reduction. The Revolving Loan Commitment Fee shall compensate, and be deemed to compensate, the Lender in whole or in part for costs incurred by the Lender in being prepared to respond to requests for credit under the Revolving Note.

4.PAYMENTS AND PREPAYMENTS.

4.1.    Prepayments. The Borrower may from time to time prepay any Loan in whole or in part; provided that the Borrower shall give the Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or, the outstanding principal amount of such loan if less than $500,000. Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.7(d).

4.2.    Repayments.
(a)Revolving Loans. The Revolving Loans shall be paid in full and the Revolving Loan Commitment shall terminate on the Revolving Loan Maturity Date, unless earlier terminated pursuant to this Agreement.

(b)Term Loan. The Term Loan shall be paid in installments equal to $937,500 on the last day of each calendar quarter during the term, with the first such installment paid on December 31, 2016. Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Term Loan Maturity Date.

4.3.    Funds. All payments of principal, interest and Revolving Loan Commitment Fee will be made in immediately available funds to the Lender at its banking office indicated above or as otherwise directed by the Lender.

5.REPRESENTATIONS AND WARRANTIES. To induce the Lender to make each of the Loans, the Borrower represents and warrants to the Lender that:

5.1.    Organization. The Borrower is existing and in good standing as a duly qualified and organized bank holding company. The Borrower and any Subsidiary are existing and in good standing under the laws of their state(s) or other jurisdiction(s) of formation, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of the Borrower. The Borrower and any Subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.

5.2.    Authorization; No Conflict. The Borrower is duly authorized to execute and deliver each Loan Document to which it is a party. The Borrower is duly authorized to borrow monies hereunder and the Borrower is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance of this Agreement and all related documents and instruments: (a) are within the Borrower's powers; (b) have been authorized by all necessary corporate action of the Borrower; (c) have received any and all necessary governmental approval required to be obtained by the Borrower and its Subsidiaries; and (d) do not and will not contravene or conflict with any provision of law or charter or by-laws of the Borrower or any agreement affecting the Borrower or its property.

5.3.    Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.    Financial Statements. The Borrower has supplied copies of the following financial or other statements to the Lender:

(a)The Borrower's audited consolidated financial statements as of December 31, 2017; and

(b)A copy of the Call Report furnished to the FDIC with respect to each Subsidiary Bank, as of December 31, 2017.

Such statements have been furnished to the Lender, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and fairly present the financial condition of the Borrower and any Subsidiary as at such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material, adverse change in the business, condition, properties, assets, operations, or prospects of the Borrower or any Subsidiary, as determined in the reasonable discretion of the Lender, has occurred of which the Lender has not been advised in writing before this Agreement was signed. There is no known contingent liability of the Borrower or any Subsidiary which is known to be in an amount in excess of $250,000 (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of the banking business) in excess of insurance for which the insurer has confirmed coverage in writing which is not reflected in such financial statements or of which the Lender has not been advised in writing before this Agreement was signed.

5.5.    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the consolidated assets, condition or prospects of the Borrower, the Borrower and any Subsidiary have filed or caused to be filed all federal, state and local tax returns which are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or the appropriate Subsidiary, and as to which no foreclosure, sale or similar proceedings have been commenced). The

Borrower and any Subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

5.6.    Liens. None of the assets of the Borrower or any Subsidiary are subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest: except: (a) current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or Loans or borrowed money or the deferred purchase price of property or services; (c) to the extent specifically shown in the financial statements referred to above; (d) liens in favor of the Lender; and (e) liens and security interests securing deposits of public funds, repurchase agreements, Federal funds purchased, trust assets, and other similar liens granted in the ordinary course of the banking business.

5.7.    Adverse Contracts. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which may have a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of the Borrower and any Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement or the Notes. Neither the Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement, instrument, restriction, judgment, decree or order.

5.8.    Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally in, nor is one of the Borrower's or its Subsidiaries’ important activities, the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

5.9.    Investment Company. Neither the Borrower nor its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

5.10.    Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary which would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations or prospects of the Borrower or any Subsidiary, except as and if set forth (including estimates of the dollar amounts involved) in a schedule furnished by the Borrower to the Lender before this Agreement was signed.

5.11.    FDIC Insurance. The deposits of each Subsidiary Bank of the Borrower are insured by the FDIC and no act has occurred which would adversely affect the status of such Subsidiary Bank as an FDIC insured bank.

5.12.    Subsidiaries. Attached hereto as Exhibit B is a correct and complete list of all Subsidiaries of the Borrower, including prior to and following the Holding Company Merger, as defined herein.

5.13.    Compliance with Laws. Each of the Borrower and its Subsidiaries is in material compliance with all applicable statutes, regulations and orders of, and all applicable material restrictions imposed by, all governmental bodies, including, without limitation, federal and state securities laws.

5.14.    Insurance. Each of the Borrower and its Subsidiaries and their properties are insured with financially sound and reputable insurance companies which are not affiliates, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate.

5.15.    Intellectual Property. Each of the Borrower and its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses, without any infringement upon rights of others which could reasonably be expected to have a material adverse impact on the consolidated assets, condition or prospects of the Borrower.

5.16.    Regulatory Enforcement Actions / Investigations. Neither the Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrower any of the officers or directors or any of them, is now under investigation by, or operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any governmental agency, nor are any such investigations or restrictions to the knowledge of the Borrower threatened or agreements, memoranda or commitments being sought by any governmental agency.

5.17.    Labor Matters. Neither the Borrower nor its Subsidiaries is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Borrower, threatened strikes, lockouts or other labor disputes that singly or in the aggregate could reasonably be expected to have a material adverse impact on the consolidated assets, condition or prospects of the Borrower. Hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in material violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.18.    Holding Company Merger. The parties to the Holding Company Merger have received any and all necessary regulatory, governmental, shareholder and other material required approvals to consummate the transaction on or before June 2, 2018. The Borrower intends to consummate the Holding Company Merger on or before June 2, 2018, and the Borrower has, nor with reasonable diligence should have, knowledge of or notice of any condition, circumstance or restriction that would result in any delay of the consummation of the Holding Company Merger beyond June 2, 2018.

5.19.    Anti-Terrorism Laws.

(a)    Neither the Borrower nor any Related Party is in violation of any Anti-Terrorism Law.

(b)    Neither the Borrower nor any Related Party is a Prohibited Person.

(c)Neither the Borrower nor any Related Party: (A) conducts any business or engages in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)The Borrower and each Related Party will ensure that the proceeds of the Loans are not used to violate any foreign asset control regulations of the U.S. Office of Foreign Assets Control (“OFAC”) or of any enabling statute or any Executive Order relating thereto.

(e)The Borrower has implemented procedures, and will consistently apply those procedures while this Agreement is in effect, to ensure that the representations and warranties in this Section remain true and correct while this Agreement is in effect.

5.20.    Stock of Subsidiaries. The Borrower owns, directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries free and clear of any claim, lien or other encumbrance, except for the security interests granted to the Lender pursuant to the Pledge Agreement. As of the date hereof, except pursuant to the terms of the Borrower’s stock incentive plan, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any capital stock of either the Borrower or any Subsidiary.

6.COVENANTS. Until all obligations of the Borrower under this Agreement and under the Notes are paid and fulfilled in full, the Borrower agrees that it will, and will cause any Subsidiary to, comply with the following covenants, unless the Lender consents otherwise in writing:

6.1.    Existence; Mergers, Etc. The Borrower and any Subsidiary will preserve and maintain their corporate, partnership or joint venture (as applicable) existence, and will not liquidate,

dissolve, or merge, or consolidate with or into any other entity, or sell, lease, transfer or otherwise dispose of all or a substantial part of their assets other than in the ordinary course of business as now conducted, except that:

(a)Any Subsidiary may merge or consolidate with or into the Borrower or any one or more wholly-owned Subsidiaries;
(b)
(b)Any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or one or more wholly-owned Subsidiaries;

(c)First BancTrust Corporation may merge with and into Project Hawks Merger Sub LLC, a wholly-owned direct subsidiary of the Borrower (the “Holding Company Merger”); and
(d)First Bank & Trust, IL, which is a wholly-owned banking subsidiary of First BancTrust Corporation prior to the Holding Company Merger, will merge with and into First Mid-Illinois Bank & Trust, National Association following the Holding Company Merger.

The Borrower and any Subsidiary will take all steps to become and remain duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of the Borrower.

6.2.    Reports; Certificates and Other Information. The Borrower will furnish (or cause to be furnished) to the Lender:

(a)    Interim Reports. Within 45 days after the end of each quarter of each fiscal year of the Borrower, a copy of an unaudited financial statement of the Borrower and its Subsidiaries prepared on a consolidated basis consistent with the consolidated financial statements of the Borrower and any Subsidiary, both subject to year-end adjustments, signed by an authorized officer of the Borrower and consisting of at least: (i) a balance sheet as at the close of such quarter; and (ii) a statement of earnings and source and application of funds for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.

(b)    Audit Report. Within 90 days after the end of each fiscal year of the Borrower, a copy of an annual report of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with generally accepted accounting principles applied on a basis consistent with the consolidated financial statements of the Borrower and any Subsidiary, duly audited by independent certified public accountants of recognized standing satisfactory to the Lender accompanied by an unqualified opinion.

(c)    Certificates. Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in this Section, a certificate dated the date of such annual report or such quarterly statement and signed by either the President, the Chief Financial Officer or the Treasurer of the Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing (except in the case of the certificate dated the date of the annual report) a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement.

(d)    Reports to SEC and to Shareholders. Copies of each filing and report made by the Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, except in respect of any single shareholder, and of each communication from the Borrower or any Subsidiary to shareholders of the Borrower generally, promptly upon the filing or making thereof.

(e)Notice of Default, Litigation and ERISA Matters. Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by the Borrower or any Subsidiary affected in respect thereof: (i) the occurrence of an Event of Default or an Unmatured Event of Default; (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to the Borrower and its Subsidiaries on a consolidated basis; (iii) the occurrence of a reportable event under, or the institution of steps by the Borrower or any Subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plans as to which the Borrower or any of its Subsidiaries may have any liability and which may have a material adverse impact on the ability of the Borrower to repay the Loans in full on a timely basis; or (iv) the issuance of any cease and desist order, memorandum of understanding, cancellation of insurance, or proposed disciplinary action from the FDIC or other regulatory entity.

(f)Other Information. From time to time such other information, financial or otherwise, concerning the Borrower, any Subsidiary or any Guarantor as the Lender may reasonably request, including without limitation personal financial statements of any individual Guarantor (as defined below) on the Lender's then-current form on and as of such dates as the Lender may reasonably request.

6.3.    Inspection. At the Borrower's expense if an Event of Default or Unmatured Event of Default has occurred or is continuing, the Borrower and any Subsidiary will permit the Lender and its agents at any time during normal business hours to inspect their properties and to inspect and make copies of their books and records.

6.4.    Financial Requirements.

(a)    Senior Debt to Tier 1 Capital. The Borrower's Senior Debt for borrowed money (specifically excluding the indebtedness for borrowed money of the Borrower's Subsidiaries) will not at any time exceed 40% of consolidated Tier 1 Capital.

(b)    Tier 1 Leverage Ratio. The Borrower will maintain at all times a Tier 1 Leverage Ratio of at least 5%, calculated on a consolidated basis. The Borrower will cause each Subsidiary Bank to maintain at all times a Tier 1 Leverage Ratio of at least 5%.

(c)    Tier 1 Risk-Based Capital Ratio. The Borrower will maintain a Tier 1 Risk-Based Capital Ratio of at least 8%. The Borrower will cause each Subsidiary Bank to maintain a Tier 1 Risk-Based Capital Ratio of at least 8%.

(d)    Total Risk-Based Capital Ratio. The Borrower will maintain at all times a Total Risk-Based Capital Ratio of not less than 10%, at least 60% of which will consist of Tier 1 Capital. The Borrower will cause each Subsidiary Bank to maintain at all times a Total Risk-Based Capital Ratio of not less than 10%, at least 60% of which will consist of Tier 1 Capital.

(e)    Return on Average Assets. The Borrower's consolidated net income will be at least .75% of its average assets, calculated on an annualized basis as at the last day of each fiscal quarter of the Borrower.

(f)    Nonperforming Assets. All assets of any Subsidiary Banks and other Subsidiaries classified as “non-performing” (which will include all loans in non-accrual status, more than 90 days past due in principal or interest, restructured or renegotiated, or listed as “other restructured” or “other real estate owned”) on the FDIC or other regulatory agency call report will not exceed at any time 3% of the loans of the Borrower and its Subsidiaries on a consolidated basis.

(g)Net Chargeoffs to Loans. The Borrower and any Subsidiary Banks on a consolidated basis will not incur Net Chargeoffs in an amount greater than 1% of its average loans, calculated on an annualized basis as at the last day of each calendar quarter.

6.5.    Indebtedness; Liens and Taxes. The Borrower and any Subsidiary will:

(a)    Indebtedness. Not incur, permit to remain outstanding, assume or in any way become committed for indebtedness in respect of borrowed money (specifically including but not limited to indebtedness in respect of money borrowed from financial institutions but excluding deposits), except: (i) indebtedness incurred under this Agreement or to the Lender; (ii) indebtedness existing on the date of this Agreement shown on the financial statements furnished to the Lender before this Agreement was signed; (iii) indebtedness of the Subsidiary Banks arising in the ordinary course of the banking business of the Subsidiary Banks, and that certain indebtedness set forth on Exhibit C; (iv) the Borrower’s obligations to First Mid-Illinois Statutory Trust I, a Delaware business trust, all of the common securities of which are owned by the Borrower; (v) the Borrower’s obligations to First Mid-Illinois Statutory Trust II, a Delaware business trust, all of the common securities of which are owned by the Borrower; and (vi) the Borrower’s obligations to Clover Leaf Statutory Trust I, a Delaware business trust, all of the common securities of which are owned by the Borrower.

(b)    Liens. Except as otherwise expressly permitted in this Agreement, not create, suffer or permit to exist any lien or encumbrance of any kind or nature upon any of their assets now or hereafter owned or acquired (specifically including but not limited to the capital stock of any of the Subsidiary Banks), or acquire or agree to acquire any property or assets of any character under any conditional sale agreement or other title retention agreement, but this Section 6.5(b) does not apply to: (i) liens existing on the date of this Agreement of which the Lender has been advised in writing before this Agreement was signed; (ii) liens of landlords, contractors, laborers or supplymen, tax liens, or liens securing performance or appeal bonds, or other similar liens or charges arising out of the Borrower's business, provided that tax liens are removed before related taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established and no foreclosure, sale or similar proceedings have commenced; (iii) liens in favor of the Lender; (iv) liens on the assets of any Subsidiary Bank arising in the ordinary course of the banking business of such Subsidiary Bank; (v) liens securing borrowings or advances from the Borrower by wholly-owned subsidiaries. The Borrower shall maintain the security interest created by the Pledge Agreement as a perfected security interest and shall defend such security interest against the claims and demands of all Persons whomsoever.

(c)    Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings as to which adequate reserves have been established, and no foreclosure, sale or similar proceedings have commenced.

(d)    Guaranties. Not assume, guarantee, endorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or loan or any portion thereof any funds, assets, goods or services, or otherwise) with respect to the obligation of any other person or entity, except: (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, issuance of letters of credit or similar instruments or documents in the ordinary course of business; (ii) with respect to certain trust preferred obligations of First Mid-Illinois Statutory Trust I, First Mid-Illinois Statutory Trust II, Clover Leaf Statutory Trust I, and with respect to the certain trust preferred obligations of FBTC Statutory Trust I, which will be assumed by the Borrower upon the closing of the Holding Company Merger; and (iii) except as permitted by this Agreement.

6.6    Investments and Loans. Neither the Borrower nor any Subsidiary will make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of indebtedness, capital stock or other securities of any legal entity, except that the Borrower and any Subsidiary may:

(a)    purchase or otherwise acquire and own short-term money market items and agency debt securities;

(b)    invest, by way of purchase of securities or capital contributions, in the Subsidiary Banks or any other bank or banks or any bank holding company, and upon the Borrower's purchase or other acquisition of 50% or more of the stock of any bank or bank holding company, such bank or the subsidiary bank of such bank holding company, as applicable, thereupon becomes a “Subsidiary Bank” for all purposes under this Agreement; and

(c)    invest, by way of loan, advance, extension of credit (whether in the form of lease, conditional sales agreement, or otherwise), purchase of securities, capital contributions, or otherwise, in subsidiaries other than banks or Subsidiary Banks.

Nothing in this Section prohibits the Borrower or any Subsidiary Bank from making loans, advances, or other extensions of credit in the ordinary course of banking upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the banking business.

6.7.    Capital Structure and Dividends. Neither the Borrower nor any Subsidiary will purchase or redeem, or obligate itself to purchase or redeem, any shares of the Borrower's capital stock, of any class, issued and outstanding from time to time, or any partnership, joint venture or other equity interest in the Borrower or any Subsidiary, except such purchases of the Borrower’s capital stock as may be made from time to time pursuant to the Borrower’s stock repurchase program in existence as of the date hereof and in accordance with any resolutions passed from time to time by the Borrower’s Board of Directors; or declare or pay any dividend (other than dividends payable in its own common stock or to the Borrower) or make any other distribution in respect of such shares or interest other than to the Borrower, except that the Borrower may declare or pay cash dividends to holders of the stock of the Borrower in any fiscal year in an amount not to exceed 40% of the Borrower's consolidated net income for the immediately preceding fiscal year; provided that no Event of Default or Unmatured Event of Default exists as of the date of such declaration or payment or would result therefrom. The Borrower will continue to own, directly or indirectly, the same (or greater) percentage of the stock and partnership, joint venture, or other equity interest in each Subsidiary that it held on the date of this Agreement, and no Subsidiary will issue any additional stock or partnership, joint venture or other equity interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to the Borrower or any wholly-owned subsidiaries of the Borrower.

6.8.    Maintenance of Properties. The Borrower and any Subsidiary will maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

6.9.    Insurance. The Borrower and any Subsidiary will maintain insurance in responsible companies in such amounts and against such risks as is required by law and such other insurance, in such amount and against such hazards and liabilities, as is customarily maintained by bank holding companies and banks similarly situated. Each Subsidiary Bank will have deposits insured by the FDIC.

6.10.    Use of Proceeds.

(a)    Regulation U. The Borrower and any Subsidiary will not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by the Lender, the Borrower and any Subsidiary will furnish to the Lender a statement in conformity with the requirements of Federal Reserve Form U-1. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.

(b)    Tender Offers and Going Private. Neither the Borrower nor any Subsidiary will use (or permit to be used) any proceeds of the Loans to acquire any security in any transaction which is subject to Section 14 or 15 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

6.11.    Well Capitalized. Each Subsidiary Bank will at all times be at least “well capitalized” as determined in accordance with, the rules, regulations, guidance and instructions of the Federal Reserve Board, FDIC or other primary federal regulator at the time of determination.

6.12.    Compliance with Law. The Borrower and each Subsidiary will be in compliance with all laws and regulations (whether federal, state or local and whether statutory, administrative, judicial or otherwise) and with every lawful governmental order or similar actions (whether administrative or judicial), specifically including but not limited to all requirements of the Bank Holding Company Act of 1956, as amended, and with the existing regulations of the Board of Governors of the Federal Reserve System relating to bank holding companies.

7.CONDITIONS OF LENDING.

7.1.    Documentation; No Default. The obligation of the Lender to make any Loan is subject to the following conditions precedent:

(a)Initial Documentation. The effectiveness of this Agreement is subject to the conditions precedent that the Lender shall have received all of the following, each duly executed and dated the date hereof, in form and substance satisfactory to the Lender and its counsel, at the expense of the Borrower, and in such number of signed counterparts as the Lender may request:

(i)Loan Documents. This Agreement and the amendment to the Pledge Agreement, dated as of the date hereof;

(ii)Revolving Note. The Amended and Restated Revolving Note in the form of Exhibit A attached hereto;

(iii)Resolution. a copy of a resolution of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement and of the other documents provided for in this Agreement, certified by the Secretary of the Borrower; and

(iv)Certificate of Incumbency. A certificate of an appropriate officer of the Borrower, certifying the names of the officer(s) of the Borrower authorized to sign this Agreement, the Note(s) and the other documents provided for in this Agreement, together with a sample of the true signature of each such person (the Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein);

(v)Governing Documents. A copy of the articles of incorporation and by-laws of the Borrower, certified by an appropriate officer of the Borrower;

(vi)Certificate of No Default. A certificate signed by an appropriate officer of the Borrower to the effect that: (A) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of the first Loan; and (B) the representations and warranties of the Borrower contained herein are true and correct in all material respects as at the date of the first Loan as though made on that date;

(vii)Good Standing Certificates. A certificate of good standing for the Borrower and each Subsidiary Bank;

(viii)Regulatory Approvals for Holding Company Merger. Any and all necessary regulatory approvals required to consummate the Holding Company Merger.

(ix)Miscellaneous. Such other documents and certificates as the Lender may reasonably request.

(b)Securities Account and Stock Certificates. At the time of each Loan and at all times during the term of this Agreement and the Pledge Agreement, the Borrower must maintain in a securities account established pursuant to that certain Institutional Custody Agreement, dated as of September 6, 2016, by and between the Borrower and First Tennessee Bank, N.A. (the “Intermediary”), any and all Certificates as defined by the Pledge Agreement.

(c)Representations and Warranties True. At the time of each Loan, the Borrower's representations and warranties set forth in this Agreement will be true and correct in all material respects as of such date as though made on such date.

(d)No Default. At the time of each Loan, and immediately after giving effect to such Loan, no Event of Default or Unmatured Event of Default will have occurred and be continuing at the time of such Loan, or would result from the making of such Loan.

(e)No Material Adverse Change. At the time of each Loan, no material adverse change in the Borrower’s or any Subsidiary’s financial condition or operations has occurred, as determined by the Lender.

7.2.    Automatic Update of Representations and Warranties and No-Default Certificate; Certificate at the Lender’s Option. The request by the Borrower for any Loan is deemed a representation and warranty by the Borrower that the statements in Sections 7.1(c) and 7.1(d) are true and correct on and as at the date of each succeeding Loan, as the case may be. Upon receipt of each Loan request the Lender in its sole discretion will have the right to request that the Borrower provide to the Lender, prior to the Lender's funding of the Loan, a certificate executed by the Borrower's President, Treasurer, or Chief Financial Officer to such effect.

8.DEFAULT.

8.1.    Events of Default. The occurrence of any of the following will constitute an “Event of Default”:

(a)Failure to pay, when and as due, any principal, interest or other amounts payable under this Agreement; or failure to furnish (or cause to be furnished to) the Lender when and as requested by the Lender (but not more often than once every twelve months) fully completed personal financial statement(s) of any individual Guarantor on the Lender's then-standard form together with such supporting information as the Lender may reasonably request; or

(b)Any default, event of default, or similar event occurs or continues under any other instrument, document, note, agreement, guaranty, the Pledge Agreement or any other Loan Document delivered to the Lender in connection with this Agreement, or any such instrument, document, note, agreement, or guaranty is not, or ceases to be, enforceable in accordance with its terms; or

(c)There occurs any default or event of default, or any event or condition that might become such with notice or the passage of time or both, or any similar event, or any event that requires the prepayment of borrowed money or the acceleration of the maturity thereof, under the terms of any other evidence of indebtedness in an aggregate amount in excess of $250,000 issued or assumed or entered into by the Borrower, any Subsidiary or any Guarantor, or under the terms of any other indenture, agreement, or instrument under which any such evidence of indebtedness in an aggregate amount in excess of $250,000 is issued, assumed, secured, or guaranteed, and such event continues beyond any applicable period of grace; or

(d)Any representation, warranty, schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Borrower, any Subsidiary or any Guarantor to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(e)Any guaranty of the Loans or pledge of Collateral is repudiated or becomes unenforceable or incapable of performance; or

(f)The Borrower or any Subsidiary fails to comply with Section 7.1; or failure to comply with or perform any agreement or covenant of the Borrower contained herein, which failure does not otherwise constitute an Event of Default, and such failure continues unremedied for ten days; or
(g)Any Guarantor dies, becomes incompetent, dissolves, liquidates, merges, consolidates, or ceases to be in existence for any reason; or

(h)[Intentionally omitted]; or

(i)Any proceeding (judicial or administrative) is commenced against the Borrower, any Subsidiary or any Guarantor, or with respect to any assets of the Borrower, any Subsidiary or any Guarantor which threatens to have a material and adverse effect on the assets, condition or prospects of the Borrower, any Subsidiary or any Guarantor; or final judgment(s) and/or settlement(s) in an aggregate amount in excess of $250,000 in excess of insurance for which the insurer has confirmed coverage in writing, a copy of which writing has been furnished to the Lender, is entered or agreed to in any suit or action commenced against the Borrower, any Subsidiary or any Guarantor; or

(j)The Borrower grants or any person (other than the Lender) obtains a security interest in any securities of any Subsidiary Bank of the Borrower, or any notice of a federal tax lien against the Borrower in an aggregate amount in excess of $250,000 is filed with any public recorder; or
(k)The FDIC or other regulatory entity issues or agrees to enter into a letter agreement, memorandum of understanding, or a cease and desist order against the Borrower or any Subsidiary; or the FDIC or other regulatory entity issues or enters into an agreement, order, or take any similar action against the Borrower or any Subsidiary materially adverse to the business or operation of the Borrower or any Subsidiary; or

(l)Any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against the Borrower, any Subsidiary or any Guarantor; or the Borrower, any Subsidiary or any Guarantor takes any steps toward, or to authorize, such a proceeding, and in the case of any such proceeding instituted against the Borrower or any Subsidiary or any Guarantor, such proceeding is not dismissed within sixty (60) days; or

(m)The Borrower, any Subsidiary or any Guarantor becomes insolvent, generally fails or is unable to pay its debts as they mature, admits in writing its inability to pay its debts as they mature, makes a general assignment for the benefit of its creditors, enters into any composition or similar agreement, or suspends the transaction of all or a substantial portion of its usual business.

8.2.    Default Remedies.

(a)    Upon the occurrence and during the continuance of any Event of Default specified in Section 8.1(a) through Section 8.1(k), the Lender at its option may declare the Note(s) (principal, interest and other amounts) and any other amounts owed to the Lender, including without limitation any accrued but unpaid Revolving Loan Commitment Fee, immediately due and payable without notice or demand of any kind. Upon the occurrence of any Event of Default specified in Section 8.1(l) through Section 8.1(m), the Note(s) (principal, interest and other amounts) and any other amounts owed to the Lender, including without limitation any accrued but unpaid Revolving Loan Commitment Fee, will be immediately and automatically due and payable without action of any kind on the part of the Lender. Upon the occurrence and during the continuance of any Event of Default, any obligation of the Lender to make any Loan will immediately and automatically terminate without action of any kind on the part of the Lender, and the Lender may exercise any rights and remedies under this Agreement, the Note(s), any related document or instrument (including without limitation any pertaining to collateral), and at law or in equity.

(b)    The Lender may, by written notice to the Borrower, at any time and from time to time, waive any Event of Default or Unmatured Event of Default, which will be for such period and subject to such conditions as are specified in any such notice. In the case of any such waiver, the Lender and the Borrower will be restored to their former position and rights under this Agreement, and any Event of Default or Unmatured Event of Default so waived is deemed to be cured and not continuing; but no such waiver will extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of the Lender of any right, power or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.NO INTEREST OVER LEGAL RATE. The Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge, accept or collect any interest which, when added to any fee or other charge upon the principal which may legally be treated as interest, in excess of the highest lawful rate. If acceleration, prepayment or any other charges upon the principal or any portion thereof, or any other circumstance, result in the computation or earning of interest in excess of the highest lawful rate, then any and all such excess is hereby waived and will be applied against the remaining principal balance. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained herein or otherwise, no deposit of funds are required in connection with this Agreement which will, when deducted from the principal amount outstanding under this Agreement, cause the rate of interest under this Agreement to exceed the highest lawful rate.

10.PAYMENTS, ETC. All payments under this Agreement will be made in immediately available funds, and will be applied first to accrued interest and then to principal; however, if an Event of Default occurs and is continuing, the Lender may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued. The Borrower will receive immediate credit on payments received during the Lender's normal banking hours if made in cash, immediately available funds, or by debit to available balances in an account at the Lender; otherwise payments will be credited after clearance through normal banking channels. The Borrower authorizes the Lender to charge any account of the Borrower maintained with the Lender for any amounts of principal, interest, taxes, duties, or other charges or amounts due or payable under this Agreement, with the amount of such payment subject to availability of collected balances in the Lender's discretion; unless the Borrower instructs otherwise, all Loans will be credited to an account(s) of the Borrower with the Lender. THE LENDER AT ITS OPTION MAY MAKE LOANS UNDER THIS AGREEMENT UPON TELEPHONIC INSTRUCTIONS AND IN SO DOING WILL BE FULLY ENTITLED TO RELY SOLELY UPON INSTRUCTIONS, INCLUDING INSTRUCTIONS TO MAKE TRANSFERS TO THIRD PARTIES, REASONABLY BELIEVED BY THE LENDER TO HAVE BEEN GIVEN BY AN AUTHORIZED PERSON, WITHOUT INDEPENDENT INQUIRY OF ANY TYPE. FOR ITSELF AS WELL AS ANY RELATED PARTY AND ANY AGENT, DIRECTOR, EMPLOYEE, MANAGER, MEMBER, OFFICER, OR PARTNER OF THE BORROWER, AS APPLICABLE, THE BORROWER IRREVOCABLY CONSENTS TO THE LENDER’S RECORDING OF ANY TELEPHONE CONVERSATION PERTAINING TO LOANS HEREUNDER. All payments will be made without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Agreement, the Notes, the Loans or the proceeds, the Lender or the Borrower by any government or political subdivision thereof. The Borrower will, upon request of the Lender, pay all such taxes, duties or other charges in addition to principal and interest, including without limitation all documentary stamp and intangible taxes, but excluding income taxes based solely on the Lender's income to the extent required under Section 3.5.

11.LENDER’S EXPENSES. The Borrower agrees to pay to the Lender its fees and expenses incurred by the Lender through the date hereof in connection with the transactions contemplated herein, such as attorneys’ fees and costs and other fees and reasonable expenses paid or payable to any other parties.

12.SETOFF. At any time and without notice of any kind, any account, deposit or other indebtedness owing by the Lender to the Borrower, and any securities or other property of the Borrower delivered to or left in the possession of the Lender or its nominee or bailee, may be set off against and applied in payment of any obligation under this Agreement, whether due or not.

13.NOTICES. All notices, requests and demands to or upon the respective parties to this Agreement are deemed to have been given or made when deposited in the mail, postage prepaid, addressed if to the Lender to its office indicated above (Attention: Peter J. Hallan, Corporate Banking Group), and if to the Borrower to its address set forth below, or to such other address as may be designated in writing by the respective parties hereto or, as to the Borrower, may appear in the Lender's records.

14.GOVERNING LAW. This Agreement and any document or instrument executed in connection with this Agreement will be governed by and construed in accordance with the internal law of the State of Illinois, and are deemed to have been executed in the State of Illinois.

15.MISCELLANEOUS. Captions herein are for convenience of reference only and do not define or limit any of the terms or provisions of this Agreement; references herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement. This Agreement binds the Borrower, its successors and assigns, and inures to the benefit of the Lender, its successors and assigns, except that the Borrower may not transfer or assign any of its rights or interest under this Agreement without the prior written consent of the Lender. The Borrower agrees to pay upon demand all expenses (including without limitation reasonable attorneys' fees, legal costs and expenses, and reasonable time charges of attorneys who may be employees of the Lender, in each case whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by the Lender or any holder hereof in connection with the enforcement or preservation of its rights under this Agreement or under any document or instrument executed in connection with this Agreement. Except as otherwise specifically provided herein, the Borrower expressly and irrevocably waives presentment, protest, demand and notice of any kind in connection with this Agreement.

16.WAIVER OF JURY TRIAL, ETC. THE BORROWER HEREBY IRREVOCABLY AGREES THAT, SUBJECT TO THE LENDER'S SOLE AND ABSOLUTE ELECTION, ALL SUITS, ACTIONS OR OTHER PROCEEDINGS WITH RESPECT TO, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT WILL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN OR JURISDICTION OVER COOK COUNTY, ILLINOIS. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN OR HAVING JURISDICTION OVER SUCH COUNTY, AND HEREBY IRREVOCABLY WAIVES ANY RIGHT

IT MAY HAVE TO REQUEST OR DEMAND TRIAL BY JURY, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY THE LENDER IN ACCORDANCE WITH THIS PARAGRAPH, OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17.TRUST PREFERRED DEBT. Notwithstanding any provision of this Agreement, including without limitation Sections 6.5(a), 6.5(b), 6.6 and 6.7, the Lender hereby consents to: (1) (a) the existence of a subordinated debenture or debentures issued by the Borrower to First-Mid Illinois Statutory Trust I, a Delaware business trust (“Trust I”) in the aggregate principal amount of $10,310,000, and (b) the guarantee by the Borrower of the obligations of Trust I under those certain trust preferred securities of Trust I issued in the aggregate original amount of $10,000,000; (2) (a) the existence of a subordinated debenture or debentures issued by the Borrower to First-Mid Illinois Statutory Trust II, a Delaware business trust (“Trust II”) in the aggregate principal amount of $10,310,000, and (b) the guarantee by the Borrower of the obligations of Trust II under those certain trust preferred securities of Trust II issued in the aggregate original amount of $10,000,000; (3) (a) the existence of a subordinated debenture or debentures issued by the Borrower to Clover Leaf Statutory Trust I, a Delaware business trust (“Clover Trust I”) in the aggregate principal amount of $4,124,000, and (b) the guarantee by the Borrower of the obligations of Clover Trust I under those certain trust preferred securities of Clover Trust I issued in the aggregate original amount of $4,000,000; (4) upon the closing of the Holding Company Merger, the existence of a subordinated debenture or debentures issued by the Borrower to FBTC Statutory Trust I, a Delaware business trust (“FBTC Trust I”) in the aggregate principal amount of $6,186,000, and (b) the guarantee by the Borrower of the obligations of FBTC Trust I under those certain trust preferred securities of FBTC Trust I issued in the aggregate original amount of $6,000,000; and (5) the related transactions contemplated by the each of the foregoing issuances of trust securities. This paragraph shall be limited to its terms and shall not constitute a waiver of any other rights that the Lender may have under this Agreement from time to time.

18.NO PUNITIVE DAMAGES. No party hereto may seek or recover punitive damages in any proceeding brought under or in connection with this agreement or any related document. This provision is a material inducement to the Lender to extend credit.

19.ANTI-TERRORISM LAW. The Lender hereby notifies the Borrower and any Related Party that, pursuant to the requirements of the USA Patriot Act, the Lender may be required to obtain, verify and record information that identifies the Borrower and any Related Party, which information may include the name and address of the Borrower and any Related Party and other information that will allow the Lender to identify the Borrower and any Related Party in accord with the USA Patriot Act. The Borrower hereby agrees to take any action necessary to enable the Lender to comply with the requirements of the USA Patriot Act.

20.AMENDMENT. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

21.AMENDMENT & RESTATEMENT. This Agreement amends, restates, and replaces in its entirety the Fourth Amended and Restated Revolving Credit Agreement dated September 7, 2016, as amended April 14, 2017, by and among the same parties. All amounts outstanding under the Original Agreement shall be deemed automatically outstanding under this Agreement.

Signature page follows.

Signature page to Fifth Amended and Restated Credit Agreement

IN WITNESS WHEREOF, this Agreement has been signed as of the date first above appearing.

FIRST MID-ILLINOIS BANCSHARES, INC.

By: /s/ Joseph R. Dively
Title: Chief Executive Officer

By: /s/ Michael L. Taylor
Title: Senior Executive Vice President
and Chief Operating Officer

Address for notices:
1515 Charleston Avenue
Mattoon, Illinois 61938
Attention: Chief Financial Officer
Telephone: 217/258-3306
Fax No.: 217/258-0485

THE NORTHERN TRUST COMPANY

By: /s/ Peter J. Hallan
Title: Vice President

Address for notices:
50 South LaSalle Street
Chicago, IL 60603
Attention: Mr. Peter J. Hallan, Corporate Banking
Telephone: 312/444-2434
Fax No.: 312/557-1425

EXHIBIT A

AMENDED AND RESTATED REVOLVING NOTE

$10,000,000                                         Chicago, Illinois
April 13, 2018

FOR VALUE RECEIVED, on or before the Revolving Loan Maturity Date (as such term is defined in the Fifth Amended and Restated Credit Agreement by and between First Mid‑Illinois Bancshares, Inc. and The Northern Trust Company, of even date herewith (the “Agreement”)), FIRST MID-ILLINOIS BANCSHARES, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of THE NORTHERN TRUST COMPANY, an Illinois banking corporation (hereafter, together with any subsequent holder hereof, called the “Lender”), at its main banking office at 50 South LaSalle Street, Chicago, Illinois 60675, or at such other place as the Lender may direct, the aggregate unpaid principal balance of each advance (a “Loan” and collectively the “Loans”) made by the Lender to the Borrower under this Revolving Note. The total principal amount of Loans outstanding at any one time under this Revolving Note will not exceed TEN MILLION AND NO/100 UNITED STATES DOLLARS ($10,000,000).

This Revolving Note is in replacement of, and substitution for, but not in repayment of, that certain First Amended Revolving Note dated as of April 14, 2017, in the principal amount of TEN MILLION AND NO/100 UNITED STATES DOLLARS ($10,000,000) made by the Borrower and payable to the order of the Lender (the “Prior Note”), pursuant to that certain Fourth Amended and Restated Revolving Credit Agreement dated as of September 7, 2016, as amended, between the Borrower and the Lender, and this Revolving Note shall not be deemed a novation thereof. Any and all amounts outstanding under the Prior Note as of the date of this Revolving Note shall be deemed to be amounts outstanding under this Revolving Note.
The Lender is hereby authorized by the Borrower at any time and from time to time at the Lender's sole option to attach a schedule (grid) to this Revolving Note and to endorse thereon notations with respect to each Loan specifying the date and principal amount thereof, and the date and amount of each payment of principal and interest made by the Borrower with respect to each such Loan. The Lender's endorsements as well as its records relating to Loans is rebuttably presumptive evidence of the outstanding principal and interest on the Loans, and, in the event of inconsistency, will prevail over any records of the Borrower and any written confirmations of Loans given by the Borrower.

The Borrower agrees to pay interest on the unpaid principal amount from time to time outstanding under this Revolving Note on the dates and at the rate or rates as set forth in the Agreement.

Payments of both principal and interest are to be made in immediately available funds in lawful money of the United States of America.

This Revolving Note evidences indebtedness incurred under the Agreement, to which Agreement reference is hereby made for a statement of its terms and provisions, including without limitation those under which this Revolving Note may be paid prior to its due date or have its due date accelerated.

This Revolving Note and any document or instrument executed in connection with this Revolving Note are governed by and construed in accordance with the internal law of the State of Illinois, and are deemed to have been executed in the State of Illinois. This Revolving Note binds the Borrower, its successors and assigns, and inures to the benefit of the Lender, its successors and assigns, except that the Borrower may not transfer or assign any of its rights or interest under this Revolving Note without the prior written consent of the Lender.

FIRST MID-ILLINOIS BANCSHARES, INC.

By: /s/ Joseph R. Dively
Title: Chief Executive Officer

By: /s/ Michael L. Taylor
Title: Senior Executive Vice President
and Chief Operating Officer